18,674,258 SHARES OF COMMON STOCK

                     6,315,825 SERIES A REDEEMABLE WARRANTS

                      100,000 FINANCIAL ADVISORY WARRANTS

                      [FIRST AMERICAN RAILWAYS, INC. LOGO]


                                ---------------
     This Prospectus relates to the offering of 18,674,258 shares of Common Stock, $.001 par value (the "Shares"), along with 6,315,825 Series A Redeemable Warrants ("Series A Warrants") and 100,000 financial advisory warrants ("Advisory Warrants"), (collectively the "Warrants") of First American Railways, Inc. (the "Company"), by certain securityholders of the Company (collectively, the "Selling Shareholders"). A total of 6,529,069 Shares offered hereby are owned of record by the Selling Shareholders, including 200,000 shares owned by Charles E. Bradshaw, Jr., a director and the principal warrantholder of the Company, 52,500 shares owned by International Capital Growth Ltd. ("Capital Growth"), the Company's financial advisor and its placement agent in certain prior private placements made by the Company, 10,800 shares owned by Raymond Monteleone, the President and Chief Operating Officer and a director of the Company and 9,700 shares owned by Atlantic Equity Corporation. In addition, 12,155,189 shares offered hereby represent Common Stock underlying various outstanding warrants and outstanding convertible notes (the "Notes"), which securities were issued in connection with several private placements by the Company in 1996 and 1997 (collectively, the "Private Placements"). Also included in the Common Stock offered hereby are 2,353,052 Shares underlying certain additional Series A Warrants which may be issued in the future, as described below, and 100,000 Shares underlying the Financial Advisory Warrants, described below.
     The outstanding Series A Warrants are held as follows: (i) warrants to purchase an aggregate of 650,000 Shares that expire in April 1998 and have an exercise price of $3.50 per share are held by Capital Growth; (ii) warrants to purchase 3,312,773 Shares which are exercisable until April or May 1998 at an exercise price of $3.50 per share are held by the Selling Shareholders who participated in the Private Placements; and (iii) 2,353,052 warrants (which may be issued to the holders of the Notes in certain circumstances in connection with the prepayment of the Notes) will expire in April and May 1998 and have an exercise price of $3.50 per share. The Series A Warrants may be redeemed under certain circumstances. The remaining warrants offered hereby consist of 100,000 Advisory Warrants that expire in February 2001, which are not redeemable and are exercisable at $2.50 per share. All such warrant exercise prices are subject to certain anti-dilution provisions as well as adjustments for stock splits, combinations and reclassifications. See "Description of Securities."
     The Company will not receive any proceeds from this offering; however, the maximum gross proceeds payable to the Company from the exercise of all of the outstanding Warrants would be $19,754,705, and an additional $8,235,683 would be payable to the Company if the Warrants that may be issued in certain circumstances in repayment of the Notes are exercised in full.
     The Company's Common Stock is quoted on The Nasdaq SmallCap Market ("Nasdaq") under the symbol FTRN. On September 16 , 1997, the last reported sales price of the Common Stock was $2.875 per share. See "Price Range of Common Stock." Currently there is no public market for the Warrants, nor is one expected to develop.
     The Company is unaware of any specific plan of distribution of the Selling Shareholders with respect to the Shares or the Warrants; however, it believes that the Shares will be sold from time to time by such Selling Shareholders or by their pledgees, donees, transferees or other successors in interest, to or through underwriters or directly to other purchasers or through brokers or agents in one or more transactions at varying prices determined at the time of sale or at a fixed or negotiated price. See "Plan of Distribution." The aggregate net proceeds to the Selling Shareholders from the sale of the Shares or Warrants pursuant to this Prospectus will be the sale price of such Shares or Warrants less any commissions. The Company is paying all of the expenses in connection with the preparation of this Prospectus and the related registration statement and the qualification of the shares under applicable state securities laws. The Shares and Warrants offered hereby may be sold in the state of New Jersey only through a dealer or broker registered or licensed in New Jersey, or in reliance upon an exemption from registration.
     This offering is being made without using the services of an underwriter. The Selling Shareholders and any broker-dealers, agents or underwriters that participate with the Selling Shareholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which event any commission received by such broker-dealers, agents or underwriters and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.
                                ---------------
          THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A
              HIGH DEGREE OF RISK. ONLY THOSE PERSONS ABLE TO LOSE
           THEIR ENTIRE INVESTMENT SHOULD PURCHASE THESE SECURITIES.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 5.
                                ---------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.
                                ---------------
              THE DATE OF THIS PROSPECTUS IS SEPTEMBER 23, 1997.

                             ADDITIONAL INFORMATION

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information can be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Commission's Regional Offices at Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661; and 13th Floor, Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission at "www.sec.gov".

     The Company has filed with the Commission a registration statement (the "Registration Statement") under the Securities Act with respect to the securities offered by this Prospectus. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and this offering, reference is made to the Registration Statement, including the exhibits filed therewith, which may be inspected without charge at the Commission's public reference facility at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and upon request at its above-described Regional Offices. Copies of the Registration Statement may be obtained from the Commission at its public reference facility upon payment of prescribed fees. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and, where the contract or other document has been filed as an exhibit to the Registration Statement, each such statement is qualified in all respects by reference to the applicable documents filed with the Commission.

     In addition, reports and other information concerning the Company may be inspected at the offices of the Nasdaq Stock Market, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents are hereby incorporated by reference into this
Prospectus:

     (1) The Company's Annual Report on Form 10-KSB for the year ended December 31, 1996, as filed March 28, 1997;

     (2) The Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1997, as filed May 15, 1997;

     (3) The Company's Current Report on Form 8-K, dated March 13, 1997, as filed March 28, 1997, and as amended by Form 8-K/A as filed May 13, 1997;

     (4) The Company's Notice of Annual Meeting and Proxy Statement dated May 5, 1997, as filed May 9, 1997.

     (5) The Company's Current Report on Form 8-K, dated June 2, 1997, as filed June 17, 1997;

     (6) The Company's Current Report on Form 8-K, dated June 11, 1997, as filed June 18, 1997;

     (7) The Company's Current Report on Form 8-K, dated June 30, 1997, as filed July 10, 1997; and

     (8) The Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1997, as filed on August 14, 1997;

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering of the Shares shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered, on written or oral request of such person, a copy (without exhibits other than exhibits specifically incorporated by reference) of any documents incorporated by reference into this Prospectus. Requests for such copies should be directed to Michael J. Acierno at telephone number (954) 920-0606, or by writing him at First American Railways, Inc., 3700 North 29th Avenue, Suite 202, Hollywood, Florida 33020.

                              PROSPECTUS SUMMARY


     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND RELATED NOTES APPEARING ELSEWHERE IN THIS PROSPECTUS.


     INVESTORS SHOULD CAREFULLY CONSIDER THE INFORMATION SET FORTH UNDER THE HEADING "RISK FACTORS."



                                  THE COMPANY


     First American Railways, Inc., a Nevada corporation (the "Company") was organized in the State of Nevada in 1987. On April 26, 1996, the Company merged with First American Railways, Inc., a Florida corporation (First American-Florida) and the Company was the surviving entity. As a result of the Merger the Company assumed all of the contractual rights, privileges and duties of First American-Florida. In connection with the Merger the Company amended its Articles of Incorporation to, among other things, change its name and create a series of "blank check" preferred stock.


     The Company is currently pursuing its strategy of becoming the recognized leader in providing innovative, quality entertainment-based passenger rail service through the development of "Fun Trains" and the acquisition of "Scenic Destination Railroads." The Company is currently developing its first Fun Train (the "Florida Fun-Train"), an entertainment-based rail service which is anticipated to commence operations in the fall of 1997 between South and Central Florida. In March 1997, the Company acquired its first Scenic Destination Railroad, The Durango & Silverton Narrow Gauge Railroad Company (the "D&SNG"), described below.


     The Florida Fun-Train's goal is to provide an enjoyable and entertaining alternative to other means of transportation between South and Central Florida by maximizing the entertainment value of its passengers' travel time while providing an efficient, safe and reliable form of transportation at a reasonable price. A one-way trip on the Florida Fun-Train covers approximately 200 miles and is expected to take approximately four hours. The Company intends to provide passengers with an exciting, unique, fun-filled overland leisure excursion through the use of a variety of entertainment-based services, including video and virtual reality games, as well as dining, dancing and lounge cars offering different types of live entertainment. The Company expects that most of its passengers will be tourists and plans to market, in part, the Company's service as an extension of its passengers' vacations.


     The Company has taken significant steps to commence the operation of the Florida Fun-Train. The Company has: purchased its first passenger car and entered into an agreement for the manufacture of the remaining railcars (three of which have been delivered, subject to acceptance by the Company and are being utilized for limited promotional activities); entered into the requisite track rights agreements; selected and obtained terminal sites in the Orlando area and in Broward County (South Florida) and, arranged for the construction of a rail spur next to the site of the southern terminal; contracted for the construction of the temporary buildings and improvements at the northern terminal site; entered into an agreement with the National Railroad Passenger Corporation ("Amtrak") for the operation of the Florida Fun-Train; and entered into an agreement with Universal Studios for joint marketing efforts in connection with Florida Fun-Train services.


     The Company is also actively pursuing its strategy of acquiring Scenic Destination Railroads. In March 1997, the Company purchased D&SNG, the owner and operator of a privately held, scenic railroad which the Company believes is among the country's largest and best-known Scenic Destination Railroads (the "Durango Acquisition"). D&SNG operates an historic railroad which was built between

1881-82 by the Denver & Rio Grande Railway Company. D&SNG has been carrying passengers for more than 114 years, and has been declared a registered National Historic Landmark. The antique, steam-operated locomotives that power the trains are coal-fired. These locomotives were manufactured between 1923 and 1925. In addition, many of the coaches used by the railroad are the railroad's original coaches dating back to the 1880s. D&SNG's operations have combined strict adherence to historical authenticity and exacting standards of replication to provide a historically authentic railroad service. The railroad operates between Durango and Silverton, Colorado, a 90-mile round trip, which takes approximately nine hours. Since 1993, the D&SNG railroad has carried approximately 200,000 passengers annually. The railroad is located entirely within Colorado near the "Four Corners" region, where the borders of Colorado, Utah, New Mexico and Arizona meet.


     For the fiscal year ended December 31, 1996, the D&SNG generated revenues, operating cash flow and pre-tax income of approximately $9 million, $3 million, and $2 million, respectively. As a result, the operations of D&SNG are currently generating cash flow in advance of the launch of the Florida Fun-Train. Further, the Company believes that there are potential opportunities to increase the revenues and earnings of the D&SNG by (i) initiating a formal marketing plan in conjunction with marketing efforts on behalf of the Florida Fun-Train designed to increase ridership; (ii) potentially realizing revenue gains from the implementation of a 15% fare increase (which has been approved by the Colorado authorities); (iii) potentially realizing revenue gains from price increases in the prices for and sale of "on-board" products; and
(iv)reducing expenses resulting from the elimination of various corporate expenses related to the operation of a corporate jet, third party management fees and the lease of an apartment totaling approximately $900,000, the operating costs for which are included in the financial results.


     The Company intends to develop other Fun-Trains and acquire additional Scenic Destination Railroads to further diversify its operations by capitalizing on potential economies of scale that may result from consolidations in this highly-fragmented industry.

                                    * * * *


     The Company maintains offices at 3700 North 29th Avenue, Hollywood, Florida 33020. Its telephone number is (954) 920-0606. All references to the Company herein include its predecessor by merger, First American Railways, Inc., a Florida corporation.

                                  RISK FACTORS

     THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. ONLY THOSE PERSONS ABLE TO LOSE THEIR ENTIRE INVESTMENT SHOULD PURCHASE THESE SECURITIES. PROSPECTIVE INVESTORS, PRIOR TO MAKING AN INVESTMENT DECISION, SHOULD CAREFULLY READ THIS OFFERING DOCUMENT AND CONSIDER, ALONG WITH OTHER MATTERS REFERRED TO HEREIN, THE FOLLOWING RISK FACTORS:

     NO MATERIAL REVENUE; ACCUMULATED DEFICIT. The Company (excluding its D&SNG subsidiary) has not had any material revenue from operations, and it had an accumulated deficit at June 30, 1997, of approximately $5.6 million. The Company expects such losses to continue at least through the commencement of the operations of the Florida Fun-Train which is anticipated to be in the fall of 1997, and perhaps thereafter.

     NEW BUSINESS; SIGNIFICANT CAPITAL REQUIREMENTS; UNCERTAINTY OF MARKET. The Company acquired D&SNG in March 1997 and it has no experience or history in managing D&SNG's operations. The Company's Florida Fun-Train is in development. The Florida Fun-Train has not begun actual passenger rail operations, has generated no revenues to date and will not generate any revenues until it is placed into service. Nevertheless, the Company has incurred and will continue to incur substantial expenses prior to the commencement of passenger rail operations for the Florida Fun-Train, which is scheduled to begin in the fall of 1997. As a result, the Company is also subject to substantially all of the risks inherent in the creation of a new business. The Company's ability to deliver its new service with good quality at a reasonable price cannot be assured; and as a result, there can be no assurance that the Company's efforts will result in a commercially viable business or that the Company will ever operate at a profit. Further, there can be no assurance that the Company will be able to continue to operate D&SNG on a profitable basis. Further, even if D&SNG generates revenues, operating cash flow and pre-tax income for the Company in advance of the launch of the Florida Fun-Train, there are significant restrictions on the upstreaming of any such cash flow or income to the corporate parent. The level of acceptance of the Company's services by consumers and the travel/tourism industry cannot be predicted. As a result of its small size and capitalization and lack of operating history, the Company is particularly susceptible to adverse effects of changing economic conditions and consumer tastes, competition, technological developments and other contingencies beyond the control of the Company. Due to changing circumstances, the Company may be forced to change dramatically, or even terminate, its planned operations.

     CERTAIN ASSUMPTIONS WITH RESPECT TO THE COMPANY'S EXISTING AND PROPOSED OPERATIONS. The Company's existing and proposed rail operations are based on assumptions that are inherently subject to significant economic and competitive uncertainties, all of which are difficult to predict and many of which are beyond the control of the Company. These assumptions are also based on information about circumstances and conditions existing at the time the prospective information was prepared. There can be no assurance that any of the prospective information can be realized or that the actual results will not be materially higher or lower than assumed herein.

     REQUIREMENTS FOR ADDITIONAL FINANCING. The Company believes that its current funds, and the interest earned thereon, will be sufficient to allow the Company to operate D&SNG and commence full revenue service of the Florida Fun-Train in the fall of 1997; however, additional financing(s) may be required to cover future operating and capital expenditures if the Company's revenues do not materially exceed anticipated operating and capital expenditures. Moreover, expansion of the Company's present and currently proposed passenger rail operations will require substantial additional financing, and the Company has made no arrangements in this regard; there can be no assurance that such financings will be available on acceptable terms, or at all. Any additional equity financings could result in substantial dilution to existing shareholders.

     BANK LOAN RESTRICTIONS. There are a number of affirmative and negative covenants in the term loan agreement between the Company's subsidiary, D&SNG, and its principal institutional lender, one of which restricts D&SNG's ability to "up-stream" profits to its corporate parent. As a result, despite profitable operations of D&SNG, funds may not be available to the Company to repay the Company's financial obligations, from time to time, as they come due. See "Recent Developments."


     PLEDGE OF REVENUE-PRODUCING ASSETS. All of the assets of D&SNG (presently operated as a subsidiary of the Company) are subject to a "first" position pledge to D&SNG's institutional lender and a "second" position pledge (subordinate to the pledge to the institutional lender) to the seller of D&SNG. These assets represent substantially all of the revenue-producing assets of the Company. A default in either obligation, which results in a default of both obligations, could result in the loss of the major assets of the Company to the Company's creditors. If such assets are lost, there would be significant material adverse consequences to the operations of the Company, including the loss of the operations of D&SNG.


     LIMITED AND CONTINGENT TRACK RIGHTS FOR THE FLORIDA FUN-TRAIN. With regard to the Florida Fun-Train, the Company has negotiated an agreement with CSX Transportation, Inc. ("CSXT") for the use of the track between West Palm Beach and Orlando, Florida. The CSXT Agreement dated October 31, 1996, provides for the use of CSXT's tracks between West Palm Beach and Orlando to be used for the operation of the Florida Fun-Train. The CSXT provides, in part, that the Company will initially pay CSXT the greater of $20 per train-mile, or 16% of the Company's gross ticket revenue (less discounts) from the Florida Fun-Train operations. The Company's payment requirements under the CSXT Agreement are as follows: the per train-mile amount is subject to various increases for inflation and other price adjustments including, (i) an annual increase, beginning January 1, 1999, in the per train-mile charge equal to the inflation index of the Association of American Railroads, (ii) a $50,000 per month reduction for the aggregate train-mile charge in 1997, 1998 and 1999, and (iii) a $2.20 increase in the per train-mile charge along with a limit in certain circumstances on the total annual compensation to CSXT beginning in the year 2000 and thereafter. In addition, the Company is required to maintain at least $300 million in comprehensive general liability insurance with a $100,000 deductible (or self-insurance). This agreement also contemplates the requirement of comprehensive general liability insurance with available limits of not less than $300 million insuring the Company and CSXT. Failure to comply with these and other obligations under the agreement with CSXT could result in loss of such track rights without which the Company could not operate the Florida Fun-Train.


     The Company has entered into a contract with the Florida Department of Transportation ("FDOT") for use of track rights in Dade, Broward and Palm Beach Counties, Florida, and use of a terminal in Broward County for the Florida Fun-Train. The contract with FDOT requires payments of $500 for each one-way trip and increasing in $50 increments over the next four years. The contract with FDOT requires that the Florida Fun-Train provide and maintain $125 million in comprehensive general liability insurance.


     The contractual payments by the Company to the track owners as contemplated by the above-described agreements and understandings are significant, and such payments are based on the use of track and/or certain Florida Fun-Train revenue (whichever is greater), and not on the Company's profitability. Further, there can be no assurance that these contractual arrangements will be renewed after the expiration of the applicable terms and the failure to renew any such agreement could materially adversely affect the financial prospects of the Company.


CONSTRUCTION AND INDUSTRY RISKS ASSOCIATED WITH THE FLORIDA FUN-TRAIN. The railcars for the Florida Fun-Train must be constructed. This construction is being done in Denver, Colorado, by Rader Railcar II, Inc. ("RRI"), a company controlled by Thomas G. Rader, a director and a significant shareholder of the Company, pursuant to a railcar construction agreement between the Company and RRI. Due to delays in the delivery of various railcars, the railcar construction agreement was amended in August 1997 to reprioritize the delivery schedule for certain railcars (see "Recent Developments"). The Company expects substantially all of the Florida Fun-Train railcars to be delivered by the end of 1997. There can be no assurance, however, that construction and remodeling of the railcars will be completed on a timely basis. Delays may be caused by technical difficulties, strikes, financial wherewithal and many other factors which RRI may experience and are beyond the Company's control. In the event of a delay, the Company's Florida Fun-Train operations could subsequently be delayed which could have a material adverse effect on the Company's financial condition.


     Presently, three railcars have been delivered, subject to acceptance by the Company, and are being utilized for limited promotional activities. Two additional railcars are expected to arrive at the Company in September 1997. The final six railcars are expected to arrive in October, November and December 1997.


     Further, the Company has made its terminal site selections for the Florida Fun-Train and has made the final arrangements regarding the leasing of terminal sites in Central Florida. The Company has leased a site in Poinciana, Florida to begin operations, and in addition, the Company has signed a letter of intent to lease approximately 25.8 acres of land from Amtrak as a permanent site for the northern terminal for a period of fifteen years with an option to renew for an additional fifteen years. The Company has also contracted for the construction of the temporary buildings and improvements at the northern terminal site. The Company is in the final stages of leasing property for the South Florida terminal site with FDOT and is building a new spur at Sheridan Street for the boarding of its passengers in South Florida. One or more temporary buildings will be added to the Sheridan Street facility when the lease is completed.


     The Company's operations may be adversely affected by general economic conditions and by numerous other factors, some of which are common to all businesses and some of which are unique to the passenger rail industry. Such factors include, among others: labor disturbances or strikes, either by "on-board" employees or land-based personnel, which could delay trains or force their cancellation; government regulatory orders or rules which could adversely affect the Company's operations; accidents causing damage to or resulting in the impounding of the Company's railcars or delaying train service, which could result from a variety of natural or man-made causes and could temporarily or permanently prevent the Company's train(s) from operating; and insurance, which may be insufficient to cover losses from the cessation of operations or the replacement or repair of lost or damaged property.


     RELIANCE ON FLORIDA AND COLORADO TOURISM MARKETS. The Company's initial Florida service, the Florida Fun-Train, will target tourists visiting central and southeastern Florida. Tourists visiting the "Four Corners" area of the United States, particularly southwestern Colorado, compose the principal market for D&SNG. These planned operations may be materially adversely affected by declining growth or absolute declines in the number of tourists visiting Florida or Colorado. From time to time these tourism markets have experienced slowdowns (declines in growth or absolute declines). There can be no assurance that any such declines in Florida or Colorado tourism will not occur in the future, or that such declines would not have a direct and adverse impact on the Company's business.


     The Company's Florida Fun-Train business may also be subject to certain seasonal fluctuations, depending on the tourist seasons in Florida, particularly in South Florida (Miami/Ft. Lauderdale) and the Orlando area. D&SNG's business is highly seasonal; historically, at least 60% of the total annual number of passengers who ride on D&SNG's railroad do so during the months of June, July and August.


     MARKETING/DEPENDENCE ON WHOLESALE TOUR OPERATORS. The Company's passenger railroad operations, particularly the introduction of the Florida Fun-Train service, will depend on the Company's ability to successfully implement a marketing program. Initially, the Company expects to rely on wholesale tour operators and travel agents to sell tickets for its passenger train service as part of a travel package. The Company's present internal marketing and sales capabilities are limited due to financial resources allocated for advertising, and the Company will be dependent, in large part, upon independent representatives of tour operators in the wholesale and retail travel trade for the marketing and sales of its services. Such persons also market competing tourist services and entertainment attractions. Failure of the Company to establish the necessary marketing and distribution network or to generate profitable sales of tickets for the Company's new railway service will have a material adverse effect on the Company's results of operations and its financial condition.


     HIGH OPERATING COSTS; RISKS ASSOCIATED WITH FUEL PRICES AND MAINTENANCE OF RAILROAD EQUIPMENT. The passenger rail industry is characterized by a high degree of operating leverage. Specifically, fixed costs represent the major portion of a railroad's operating expenses and cannot be significantly reduced when competition or any of various other factors causes a reduction in load factors (passenger occupancy as a percentage of capacity) or passenger fares or "on-board" revenues. Since railcar purchase or lease installment payments, train operating expenses (including fuel, insurance, track usage charges and wages) and corporate overhead will represent the vast majority of the Company's expenses, the Company may not be able to reduce or decrease these costs on a timely basis in the event that passenger levels drop or fares or en route prices must be lowered because of competitive pressures. Accordingly, there is no assurance that the Company will be able to operate profitably. Future increases in the cost of diesel fuel, a major anticipated expense of train operations, are difficult to predict given the continued economic and political uncertainties in certain areas of the world. There can be no assurance that a significant amount of maintenance will not be required on the Company's rail equipment; this is particularly true for the operations of D&SNG which uses steam locomotives.


     RISK OF OPERATING A RAILWAY SERVICE; POTENTIAL FOR LIABILITY CLAIMS. The Company faces an inherent risk of exposure to liability claims in the event that the operation of its trains results in accidents or other adverse effects. Further, the Company's track usage agreements with the track owners require (or are expected to require) that the Company maintain certain levels of liability insurance protecting the track owners. There can be no assurance that the Company will not be faced with exposure to material liability claims. The track rights agreements with respect to the Florida Fun-Train require substantial general comprehensive liability insurance (up to $300,000,000 in coverage) and the premiums for such insurance will be significant. The Company has not obtained any commitment for liability insurance for the operation of the Florida Fun-Train. There can be no assurance that such assurance will be available to the Company, or that the Company will be able to maintain such insurance at reasonable rates. Failure to maintain adequate insurance could place the Company at great financial risk in the event of accidents and adversely affect the Company's ability to do business. Further, even if the Company were to maintain adequate insurance, adverse publicity from accidents could have a material adverse effect on the Company's business.


     COMPETITION. Generally, the Company faces extensive competition for the spending of leisure time and dollars from numerous attractions in the tourist entertainment sector. The Company's success will depend primarily on its ability to operate an entertaining, high-quality, efficient, safe and reliable service, as well as its ability to market the service and secure consumer acceptance. It is highly uncertain whether the Company will be successful in these efforts.


     With regard to the Company's proposed Fun-Train operations, numerous companies, most of which are substantially larger than the Company and have much greater financial and other resources, offer alternative modes of transportation over the routes where the Company intends to operate. These alternative modes of transportation, principally private motor vehicles, bus service and passenger air service, offer transportation that is less expensive and/or faster than the Company's proposed rail service. Most of these competitors already enjoy an established presence in the Florida and United States transportation and tourism markets. The Company expects to compete on the basis of what it believes to be its unique combination package of transportation and entertainment.


     With respect to D&SNG, there is at least one other narrow gauge railroad which offers train trips in southern Colorado. Further, since Durango and Silverton are almost exclusively tourist destinations, the Company competes with non-transportation oriented attractions for tourists. The automobile is the principal mode of transportation in the Durango/Silverton corridor.

     GOVERNMENTAL REGULATION. The Company's present and contemplated railroad operations are strictly intrastate and therefore not regulated by the federal government except for various safety regulations promulgated by the Federal Railroad Administration.


     The operations of the Florida Fun-Train will be regulated by the Florida Department of Transportation's application of federal safety rules. The Florida Fun-Train will be required to have a safety inspection by the U.S. Department of Transportation, Federal Railroad Administration and the Florida Department of Transportation before rail operations commence (and periodically thereafter). The failure to "pass" safety inspections both before operations commence and periodically thereafter would result in the railroad operations ceasing until such time as the reason(s) for failure are remedied.


     D&SNG's operations are subject to rate, administrative, environmental and safety regulation by the Colorado Public Utilities Commission. D&SNG's operations are required to maintain a state liquor license and a special alcohol tax stamp issued by the Federal Bureau of Alcohol, Tobacco and Firearms, and are subject to health and other regulations promulgated by federal, state and local authorities. When the Florida Fun-Train commences operations it will be required to have various state and federal liquor licenses and approvals similar to those required of D&SNG.


     The Company's operations will also be subject to environmental regulation by federal and state agencies, as well as liquor licensing, health regulations and other regulations promulgated by state and local authorities. There can be no assurance that future regulatory compliance will not materially adversely affect the Company's operations and profitability.


     Delay in the commencement or cessation of the operations of either the Florida Fun-Train or D&SNG due to non-compliance with applicable governmental regulations would materially, adversely affect the Company.


     CONTROL OF THE COMPANY. The executive officers and directors of the Company (twelve persons) jointly own an aggregate of 30.36% of the issued and outstanding Common Stock of the Company (excluding Shares to be issued upon exercise of stock options, warrants or conversion of outstanding convertible notes), which is the only outstanding class of capital stock of the Company and which has one vote per share. Thomas G. Rader, a director of the Company, is a significant shareholder of the Company with 7.76% of the Common Stock. Therefore, management of the Company should be able to control virtually all matters requiring approval of the shareholders of the Company, including the election of all of the directors.

     In addition, the Company has a "staggered" board consisting of eight directors each elected to three year terms in three separate classes.

     POTENTIAL CONFLICTS OF INTEREST. A significant portion of the Company's available cash (approximately $1.1 million exclusive of applicable sales taxes) is expected to be used to purchase the remaining railcars for the Florida Fun-Train from a company (RRI) which is controlled by one of the Company's directors, and the largest shareholder of the Company, Thomas G. Rader. The Company also expects to satisfy its future needs for railcars through agreements with RRI. There can be no assurance that there will not be material adverse consequences to the Company from the inherent conflict of interest and lack of arm's-length negotiations in connection with any agreement with RRI. Further, in the event that disputes arise between Mr. Rader or RRI and the Company, resolution of such disputes, whether through legal action or otherwise, could be severely complicated by Mr. Rader's status with the Company.

     The Company's agreement with CSXT for track rights usage allows CSXT to designate a member of the Board of Directors of the Company (currently, Mr. Albert B. Aftoora). This could give rise to a conflict of interest between the Company and CSXT.

     In connection with the Company's purchase of D&SNG, Mr. Charles E. Bradshaw, Jr. became a director, shareholder and the principal warrantholder and creditor of the Company. Mr. Bradshaw's interest as a creditor may put him in conflict with the interests of the Company and its Board of Directors on which he serves.

     OFFICER AND DIRECTOR INDEMNIFICATION. Pursuant to the Company's Bylaws, the Company is obligated to indemnify each of its officers and directors to the fullest extent permitted by law with respect to all liability and loss suffered, and reasonable expense incurred, by such person in any action, suit or proceeding in which such person was or is made or threatened to be made a party or is otherwise involved by reason of the fact that such person is or was a director or officer of the Company. The Company is also obligated to pay the reasonable expenses of indemnified directors or officers in defending such proceedings if the indemnified party agrees to repay all amounts advanced should it be ultimately determined that such person is not entitled to indemnification.


     Further, Article XII of the Company's Articles of Incorporation, as amended, provides that the Company's officers and directors shall not be personally liable to the Company for monetary damages for any breach of their fiduciary duty by such person as an officer or director, except officers and directors shall be liable for (i) their intentional misconduct, breach or knowing violation of law, or (ii) the payment of dividends in violation of applicable state law.


     NO PAYMENT OF CASH DIVIDENDS. The Company has not paid any cash dividends to holders of its Common Stock nor does it intend to declare any cash dividends with respect thereto in the near future. Instead, the Company intends to retain future earnings, if any, for use in its business operations. Further, the Company's outstanding convertible secured notes prohibit the payment of any dividends on the Common Stock.


     EXERCISE OF THE OUTSTANDING WARRANTS AND/OR THE CONVERSION OF THE OUTSTANDING NOTES INTO COMMON STOCK WILL HAVE DILUTIVE EFFECT. The Company's outstanding common stock purchase warrants will provide an opportunity for the holders thereof to profit from a rise in the market price of the Common Stock, of which there is no assurance, with resulting dilution in the ownership interest in the Company held by the then present shareholders. Holders of the outstanding warrants or the outstanding Notes most likely would exercise such warrants or convert such notes and purchase the Common Stock underlying such securities at a time when the Company may be able to obtain capital by a new offering of securities on terms more favorable than those provided by such warrants or notes, in which event the terms on which the Company may be able to obtain additional capital would be affected adversely.


     SHARES ELIGIBLE FOR FUTURE SALE. All but 350,000 of the Company's current outstanding shares of Common Stock (11,144,072 Shares) are "restricted securities." These "restricted securities" may be sold upon compliance with Rule 144, adopted under the Act. Rule 144 provides, in essence, that a person holding "restricted securities" for a period of one year may sell only an amount every three months equal to the greater of (a) one percent of the Company's issued and outstanding Common Stock, or (b) the average weekly volume of sales during the four calendar weeks preceding the sale. The amount of "restricted securities" which a person who is not an affiliate of the Company may sell is not so limited, since generally non-affiliates may sell without volume limitation their Shares held for two years. During each three-month period, beginning April 29, 1997, a holder of "restricted securities" who has held them for at least the one-year period may sell under Rule 144 a number of Shares up to approximately 111,440 Shares (assuming no exercise of outstanding common stock purchase warrants or conversion of convertible notes). Non-affiliated persons who hold for the two-year period as described above may sell an unlimited number of Shares once their holding period is met.


     DILUTION; FUTURE SALES OF STOCK BY THE COMPANY. The Company currently has 11,144,072 shares of Common Stock outstanding. Additionally, the Company has warrants, convertible notes payable and stock options outstanding that can be converted to 5,672,773, 6,482,416 and 564,700 shares of Common Stock, respectively. The Company has authorized an additional 152,800 stock options that have not yet been granted. After reserving Common Stock for issuance upon the exercise of the outstanding common stock purchase warrants and stock options, and the conversion of the outstanding Notes, the Company will have in excess of 75,000,000 Shares of authorized but unissued Common Stock available for issuance without further shareholder approval. As a result, any issuance of additional Shares of Common Stock may cause current shareholders of the Company to suffer significant dilution which may adversely affect the market for the securities of the Company.

     Prospective investors should be aware that the possibility of sales may, in the future, depress the price of the Common Stock in any market which may develop and, therefore, the ability of any investor to market his/her Shares may be dependent directly upon the number of Shares that are offered and sold. Affiliates of the Company may sell their Shares during a favorable movement in the market price of the Common Stock which may have a negative effect on its price per share.


     NO ASSURANCE OF CONTINUED NASDAQ LISTING AND "PENNY STOCK" REGULATIONS MAY IMPOSE CERTAIN RESTRICTIONS. The Company's Common Stock began trading on the Nasdaq SmallCap Market on September 12, 1996. The Board of Governors of the National Association of Securities Dealers, Inc., has established certain standards for the continued listing of a security on Nasdaq and has, with the approval of the SEC, modified the maintenance standards to make them more stringent. The modified maintenance standards require, among other things, that an issuer have net tangible assets of at least $2,000,000 (or $35 million in total market capitalization of its securities or at least $500,000 in net income for the latest fiscal year or in at least two of the last three fiscal years); that the minimum bid price for the listed securities be $1.00 per share; that the minimum market value of the "public float" of 500,000 shares with an aggregate value of at least $1,000,000; and that there be at least two market makers for the issuer's securities. A deficiency in either the market value of the public float or the bid price maintenance standard will be deemed to exist if the issuer fails the individual stated requirement for ten consecutive trading days. The Company currently satisfies all maintenance standards for Nasdaq SmallCap listing of its Common Stock. There can be no assurance that the Company will continue to satisfy the requirements for maintaining the Nasdaq listing. If the Company's securities were to be excluded from Nasdaq, it would adversely affect the prices of such securities and the ability of holders to sell them, and the Company would be required to comply with the initial listing requirements to be relisted on Nasdaq. Should the Company's Common Stock be delisted by Nasdaq then the only likely public market for the Company's Common Stock would be the OTC Bulletin Board.


     If the Company is unable to satisfy Nasdaq's maintenance requirements and the price per share were to be below $5.00, then unless the Company satisfied certain net asset tests, the Company's securities would become subject to certain penny stock rules promulgated by the Securities and Exchange Commission. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. If the Company's Common Stock becomes subject to the penny stock rules, investors in the offering may find it more difficult to sell their shares.


     POSSIBLE ADVERSE EFFECTS OF ISSUANCE OF PREFERRED STOCK. The Company's Articles of Incorporation authorize the issuance of 500,000 shares of "blank check" preferred stock ("Preferred Stock") with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without shareholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the Common Stock. The issuance of any series of Preferred Stock having rights superior to those of the Common Stock may result in a decrease in the value or market price of the Common Stock. Holders of Preferred Stock to be issued in the future may have the right to receive dividends and certain preferences in liquidation and conversion rights. The issuance of such Preferred Stock could make the possible takeover of the Company or the removal of management of the Company more difficult, discourage hostile bids for control of the Company in which shareholders may receive premiums for their Common Stock and adversely affect the voting and other rights of the holders of the Common Stock. The Company may in the future issue additional shares of its Preferred Stock; however, the Company has no current plans to issue any Preferred Stock.


     ADVERSE EFFECT OF POSSIBLE REDEMPTION OF SERIES A WARRANTS. Upon redemption of the outstanding Series A Warrants, the holders thereof would be required to (i) exercise such warrants and pay the exercise price at a time when it may be disadvantageous for them to do so, or (ii) accept the redemption price which is likely to be substantially less than the market value of such warrants at the time of redemption. See "Description of Securities."


     REQUIREMENTS OF CURRENT PROSPECTUS AND STATE BLUE SKY REGISTRATION IN CONNECTION WITH THE EXERCISE OF THE WARRANTS. The Company will be able to issue the Shares issuable upon the exercise of the Warrants only if (i) there is a current Prospectus relating to the securities offered under an effective Registration Statement filed with the Commission, and (ii) such Common Stock is then qualified for sale or exempt therefrom under applicable state securities laws of the jurisdictions in which the various holders of such Warrants reside. While this Prospectus relates to a current, effective registration statement, there can be no assurance, that the Company will be successful in maintaining a current Registration Statement. After a Registration Statement becomes effective, it may require updating by the filing of post-effective amendments.


     FORWARD-LOOKING STATEMENTS. This Registration Statement, and more specifically, "Management's Discussion and Analysis," contains "FORWARD-LOOKING STATEMENTS" within the meaning of the federal securities laws. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for "FORWARD-LOOKING STATEMENTS". In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company's "FORWARD-LOOKING STATEMENTS". Such factors include, among other things, the following: the timely manufacture and delivery of the railcars comprising the Florida Fun-Train, the prompt construction of the northern and southern terminals of the Florida Fun-Train and the timely institution of the Florida Fun-Train's operations, the successful integration of the operations of The Durango & Silverton Narrow Gauge Railroad into the Company's overall operations, the successful marketing of the Company's rail services in Florida and Colorado, the ability of the Company to obtain, from internal and external sources, sufficient working capital to fund its operations and unscheduled repairs to the Company's railroad equipment. In addition, the Company's business prospects are generally susceptible to national economic conditions as well as those affecting the Colorado and Florida tourism markets, specifically. Actual results could differ materially from the "FORWARD-LOOKING STATEMENTS" as a result of the foregoing factors.

                                USE OF PROCEEDS


     The Company will not receive any proceeds from the sale of the Shares offered by the Selling Shareholders. Management estimates that the aggregate expense of this offering will be approximately $65,000, all of which will be borne by the Company.


     The gross proceeds from the exercise of the outstanding Warrants which are being offered hereby would be $19,754,705. The Company intends to use the proceeds from the exercise of the Warrants, if any, for working capital and general corporate purposes. Proceeds not immediately required for such purposes will be invested principally in United States government securities, short-term certificates of deposit, money market funds or other short-term interest-bearing investments.



                            SELECTED FINANCIAL DATA


     The following selected financial data as of and for the year ended December 31, 1996, and for the eight months ended December 31, 1995, are derived from the Company's audited financial statements included elsewhere herein. The financial data at June 30, 1997, and for the six months ended June 30, 1997 and 1996, have not been audited by independent auditors; however, in the opinion of management such financial data includes all adjustments (consisting of normal recurring adjustments) necessary to present fairly the information set forth therein. Interim results are not necessarily indicative of results for the entire year. The following data should be read in conjunction with the financial statements of the Company, including notes thereto, and other financial information included elsewhere herein.


STATEMENT OF OPERATIONS DATA



                                     FOR THE SIX MONTHS                       FOR THE YEAR ENDED      FOR THE EIGHT MONTHS
                                       ENDED JUNE 30,                         DECEMBER 31, 1996      ENDED DECEMBER 31, 1995
                              ---------------------------------              --------------------   ------------------------
                                    1997              1996
Net loss    ...............    $ (1,695,957)      $ (759,207)                   $ (2,595,762)             $ (720,413)
Net loss per share   ......    $       (.18)      $     (.12)                   $       (.34)             $     (.17)


BALANCE SHEET DATA


                                               JUNE 30, 1997*                DECEMBER 31, 1996
                                              ----------------              ------------------
Working capital ..................              $ 8,127,309                    $ 7,233,943
Fixed assets .....................               37,638,095                      2,413,320
Total assets .....................               53,166,174                     13,140,653
Total long-term debt  ............               33,611,501                      8,250,682
Total liabilities  ...............               46,567,701                      8,876,965
Total shareholders' equity  ......                6,598,473                      4,263,688

----------------
* The balance sheet data as of June 30, 1997 reflect the acquisition of The Durango & Silverton Narrow Gauge Railroad Company ("D&SNG") and is materially different from the balance sheet data as of December 31, 1996. This information should be read in conjunction with the discussion of D&SNG on page 14 and proforma combined financial information beginning on page 15.

             THE DURANGO & SILVERTON NARROW GAUGE RAILROAD COMPANY


     The following selected financial data as of December 31, 1996 and for each of the two years in the period ended December 31, 1996, are derived from the audited financial statement of D&SNG included elsewhere herein. The financial data for the three months ended March 31, 1997 and 1996, has not been audited by independent auditors; however, in the opinion of management such financial data includes all adjustments (consisting of normal recurring adjustments) necessary to present fairly the information set forth therein. Interim results are not necessarily indicative of results for the entire year. The following data should be read in conjunction with the financial statements of D&SNG, including notes thereto, and other financial information included elsewhere herein.


STATEMENT OF OPERATIONS DATA



                                          THREE MONTHS ENDED               FOR THE YEAR ENDED
                                               MARCH 31,                      DECEMBER 31,
                                   ---------------------------------   ---------------------------
                                        1997              1996             1996           1995
                                   ---------------   ---------------   -------------   -----------
Revenues   .....................    $   291,740       $   284,260      $ 8,946,462     $8,468,463
Gross profit (loss) ............       (413,509)         (415,434)       3,802,660      3,640,256
Operating income (loss)   ......       (704,786)         (710,155)       1,755,294      1,582,188
Net income (loss)   ............    $  (826,527)      $  (834,007)     $ 1,703,056     $1,221,844

BALANCE SHEET DATA


                                                        DECEMBER 31, 1996
                                                       ------------------
Working capital (deficiency)   .....................      $  (944,741)
Current assets  ....................................          857,071
Property and equipment, net ........................        6,519,201
Accounts receivable from stockholder ...............        8,689,745
Total assets    ....................................       16,318,751
Total long-term debt less current maturities  ......        3,792,295
Total liabilities  .................................        5,660,388
Total stockholder's equity  ........................       10,658,363

                   PRO FORMA COMBINED FINANCIAL INFORMATION


INTRODUCTORY NOTE


     The following tables set forth certain unaudited condensed pro forma combined financial information for the Company after giving effect to the Durango Acquisition using the purchase method of accounting as if such transaction had been consummated on January 1, 1996 for the year ended December 31, 1996 and on January 1, 1997 for the six months ended June 30, 1997. The proforma statement of operations for the six months ended June 30, 1997 was prepared by combining the results of operations for the Company for the six months ended June 30, 1997 (which include the operations of D&SNG for the three months ended June 30, 1997) with the results of operations for D&SNG for the three months ended March 31, 1997. The information contained in the following tables does not purport to be indicative of the results of operations of the Company which may have been obtained had the acquisition of D&SNG been consummated on the dates assumed.


     The unaudited condensed pro forma combined financial information reflects a preliminary allocation of the purchase price of D&SNG and, accordingly, is subject to change upon, among other things, a final determination of required purchase accounting adjustments including the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values has not yet been made. Accordingly, the purchase accounting adjustments made in connection with the development of the unaudited condensed pro forma combined financial information appearing in this Prospectus are preliminary and have been made solely for purposes of developing such pro forma combined financial information.


     The pro forma information with respect to the acquisition of D&SNG assumes the issuance of 200,000 shares of the Company's Common Stock to the seller of D&SNG as partial consideration for the purchase thereof. The balance of the consideration paid to the seller included: (i) approximately $5 million in cash; (ii) $10.05 million in seller financing consisting of two promissory notes: a one-year note (subject to extension) for $4.2 million which bears annual interest (payable monthly) at the 30-day commercial paper rate as published by THE WALL STREET JOURNAL plus 650 basis points per annum; and a five-year note for $5.85 million which bears interest at an annual rate of 9.25% which increases in steps to 10% by year four; and (iii) a common stock purchase warrant covering 1,610,000 shares exercisable at $3.50 per share. The Company has agreed to register for resale the 200,000 shares (valued at $2.00 per share) and the 1,610,000 shares (valued at $.09 per share) underlying the aforementioned six-year warrant. The term of the $4.2 million note may be extended by the Company, at its option, for an additional six months upon the occurrence of certain circumstances; at maturity this note is convertible by the holder thereof into common stock of the Company at a conversion rate equal to the then closing sale price of the Company's common stock (not to exceed $5.00 per share); at the maturity date should the noteholder elect to receive each in full payment of the $4.2 million note (in lieu of conversion into common stock), then the Company may extend the maturity date for an additional eighteen months. The obligations represented by the Notes are secured by a second position on substantially all of the assets of D&SNG. The purchase price for the Durango Acquisition was determined in arms' length negotiations between the Company and the seller.


     This information should be read in conjunction with the historical financial statements and accompanying notes of the Company contained in its Form 10-KSB for the year ended December 31, 1996, its Form 10-QSB for the six months ended June 30, 1997, and the historical financial statements and accompanying notes of D&SNG for the years ended December 31, 1996 and 1995, which appear in the Company's Form 8-K/A, dated May 13, 1997.

             UNAUDITED CONDENSED PRO FORMA STATEMENT OF OPERATIONS

                         YEAR ENDED DECEMBER 31, 1996



                                                                                      PROFORMA
                                                     FAR            D&SNG           ADJUSTMENTS           COMBINED
                                               ---------------   ------------   --------------------   ---------------
Revenue    .................................    $                $8,946,462      $                      $  8,946,462
Cost of Revenue  ...........................                      5,143,802              18,720 (2)        5,162,522
                                                                 -----------     --------------         ------------
                                                                  3,802,660             (18,720)           3,783,940
Selling, General and Administrative   ......       2,208,129      1,992,224            (906,000)(3)        3,294,353
                                                ------------     -----------     --------------         ------------
Operating Income (Loss)   ..................      (2,208,129)     1,810,436             887,280              489,587
Interest Expense, Net  .....................         166,911         52,238           1,722,735 (1)        1,941,884
Amortization of Loan Costs   ...............         220,722         55,142             (16,547)(1)          259,317
                                                ------------     -----------     --------------         ------------
Income (Loss) Before Taxes   ...............      (2,595,762)     1,703,056            (818,908)          (1,711,614)
Income Taxes  ..............................
Net Income (Loss)   ........................    $ (2,595,762)    $1,703,056      $     (818,908)        $ (1,711,614)
                                                ============     ===========     ==============         ============
Weighted Shares Outstanding  ...............       7,623,050                            200,000            7,823,050
Earnings (Loss) Per Share    ...............    $      (0.34)                                           $      (0.22)
                                                ============                                            ============

   See Notes To Unaudited Condensed Pro Forma Combined Financial Information.

             UNAUDITED CONDENSED PRO FORMA STATEMENT OF OPERATIONS

                        SIX MONTHS ENDED JUNE 30, 1997



                                                                                    PROFORMA
                                                    FAR             D&SNG         ADJUSTMENTS         COMBINED
                                              ---------------   -------------   ----------------   ---------------
Revenue   .................................    $  2,633,585      $  291,740     $                   $  2,925,325
Cost of Revenue    ........................       1,186,004         705,249            4,680 (2)       1,895,933
                                               ------------      ----------     ------------        ------------
                                                  1,447,581        (413,509)          (4,680)          1,029,392
Selling General and Administrative   ......         525,153         277,491                              802,644
Developmental of Florida Fun-Train   ......       1,883,276              --                            1,883,276
                                               ------------      ----------                         ------------
Operating Loss  ...........................        (960,848)       (691,000)          (4,680)         (1,656,528)
Interest Expense, Net    ..................         593,019         121,741          304,484 (1)       1,019,244
Amortization of Loan Costs  ...............         142,090          13,786           (4,137)(1)         151,739
                                               ------------      ----------     ------------        ------------
Loss Before Taxes  ........................      (1,695,957)       (826,527)        (305,027)         (2,827,511)
Income Taxes    ...........................
Net Loss  .................................    $ (1,695,957)     $ (826,527)    $   (305,027)       $ (2,827,511)
                                               ============      ==========     ============        ============
Weighted Shares O/S   .....................       9,405,875                          100,000           9,505,875
Loss Per Share  ...........................    $      (0.18)                                        $      (0.30)
                                               ============                                         ============

   See Notes to Unaudited Condensed Pro Forma Combined Financial Information

     NOTES TO UNAUDITED CONDENSED PRO FORMA COMBINED FINANCIAL INFORMATION


     The following pro forma adjustments have been made:


(1) To record additional interest expense (approximately $1.2 million and $300,000 for the year ended December 31, 1996 and the six months ended June 30, 1997, respectively) and reduce amortization of loan costs (approximately $17,000 and $4,000 for the year ended December 31, 1996 and the six months ended June 30, 1997, respectively) arising from incremental debt as a result of financing the acquisition, net of interest income available from excess cash (approximately $13,000 and $4,000 for the year ended December 31, 1996 and the six months ended June 30, 1997, respectively). To eliminate interest income on loans to affiliates (approximately $528,000 and $6,000 for the year ended December 31, 1996 and the six months ended June 30, 1997, respectively).


(2) To record additional depreciation expense resulting from the write-up of depreciable fixed assets (approximately $280,000) to fair value. This expense adjustment was approximately $19,000 and $5,000 for the year ended December 31, 1996 and the six months ended June 30, 1997, respectively.


(3) To record savings from the reduction or elimination of certain expenses by the Company following the Durango Acquisition. This adjustment consisted primarily of approximately $600,000 for the year ended December 31, 1996 for a corporate airplane which the Company will no longer use, approximately $274,000 for the year ended December 31, 1996 of corporate management fees which will no longer be charged to the Company, and approximately $32,000 for the year ended December 31, 1996, of lease payments (net of termination costs) for an apartment which the Company has discontinued leasing.

RECENT DEVELOPMENTS


     On June 30, 1997, the Company completed a private offering of up to 223.05 units of its securities at $50,000 per unit, pursuant to Regulations D and S as promulgated under the Securities Act. Each unit consists of (i) an 8% convertible subordinated note in the principal amount of $50,000 and (ii) 5,000 shares of Common Stock of the Company. Investors purchasing at least 40 units ($2,000,000) received an additional 2,500 shares (for a total of 7,500 shares) for each unit purchased; however, the subordinated note(s) issued to these investors contain(s) a mandatory conversion feature which may be exercised by the Company in certain circumstances.


     The purpose of the private offering was to raise additional working capital for the Company, and $11,152,500 (gross proceeds) and $9,560,000 (net proceeds) was raised under the offering. This financing along with a $1,000,000 line of credit is expected to satisfy the Company's capital requirements for the next twelve months.


     In connection with the acquisition of D&SNG by the Company in March 1997, the acquisition was accounted for under the purchase method for accounting purposes and based upon a preliminary allocation of the purchase price resulted in the following significant assets acquired and liabilities assumed and/or incurred:


        Fixed assets ........................   $29,956,572
        Inventories and other assets   ......     1,689,087
        Deferred income tax liability  ......     8,167,159
        Long-term debt  .....................    17,650,000
        Other liabilities  ..................     2,868,094

     The purchase price, which aggregated approximately $16.2 million and did not result in an allocation to goodwill, consisted of the following consideration: (i) approximately $5 million in cash; (ii) $10.05 million in seller financing consisting of two promissory notes; (iii) 200,000 shares of the Company's Common Stock; and (iv) a Common Stock purchase warrant covering 1,610,000 shares exercisable at $3.50 per share.


     Additionally, D&SNG borrowed, and the Company guaranteed $8.5 million from a commercial lending institution pursuant to a five-year term loan, portions of which were used to pay a pre-existing lender to fund a portion of the cash required to close the acquisition. The balance was used for working capital for D&SNG's operations (approximately $1 million). This working capital and the funds generated from D&SNG's operations are expected to be adequate to meet D&SNG's cash requirements (including capital expenditures and debt service) for 1997. There are no material short-term or long-term commitments for capital expenditures; however, the Company anticipates expenditures in 1997 for property and equipment, but has not yet finalized its plan in this regard, and does not expect such expenditures to be material. Additionally, D&SNG is expected to incur in excess of $2 million of interest and principal payments in 1997 resulting from the $8.5 million term loan and the $10.05 million seller financing. Although D&SNG's business and cash flow are historically seasonal in nature with the peak season being the months of June, July and August, the seasonality is not expected to have a material adverse impact on the Company's ability to meet cash requirements from existing cash sources. There is a restriction in the $8.5 million term loan agreement which limits the Company's ability to "receive" the profits of D&SNG. This restriction requires compliance by D&SNG with covenants regarding the maintenance of equity plus subordinated debt and the ratio of senior debt to equity and subordinated debt, and that D&SNG certifies that there are no existing defaults by D&SNG under the term loan agreement. The term loan agreement also provides for notification and the provision to the lender of certain current financial statements regarding D&SNG before an "upstreaming" of profits. D&SNG currently complies with all of these covenants.


     On August 22, 1997, the railcar construction agreement (the "Railcar Agreement") between Fun Trains, Inc., a subsidiary of the Company, and Rader Railcar II, Inc. "RRI", was amended to prioritize the delivery schedule for various railcars; the delivery of some of the cars which was to have been in the

Summer of 1997 has been delayed until the Fall of 1997, and the delivery of the final three railcars, which was scheduled for March 1998, has been accelerated to October, November and December 1997. In addition, the Company agreed to register with the Securities and Exchange Commission for resale all of the shares of the Company's common stock then owned by Thomas G. Rader (1,614,581 shares). See "Principal and Selling Shareholders." In consideration of the foregoing, Mr. Rader furnished a limited financial guarantee of RRI's performance under the Railcar Agreement, and Mr. Rader further agreed to use the proceeds from the sale of the first 750,000 shares of his stock in the Company ( and which were sold in August and September 1997) to complete the construction of the Fun-Train railcars. The remainder of the shares owned by Mr. Rader (864,581 shares) and the proceeds therefrom are pledged as security for RRI's compliance with the Railcar Agreement; however, RRI may, in certain circumstances, use up to $350,000 in proceeds from the sale of these shares to pay various third party creditors of RRI unrelated to the construction of the Fun-Train railcars. In addition, RRI and Mr. Rader granted the Company a security interest in the subject railcars as well as certain intellectual property as further security for RRI's performance under the Railcar Agreement.

                       PRINCIPAL AND SELLING SHAREHOLDERS


COMMON STOCK:


     The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of September 12, 1997, with respect to (i) each of the Company's executive officers and directors (including Messrs. Monteleone and Bradshaw as Selling Shareholders), and (ii) all executive officers and directors as a group. This table also sets forth certain information with respect to beneficial ownership of the Company's Common Stock of each Selling Shareholder (as of October 30, 1996, except for certain Selling Shareholders who purchased their shares in the 1997 Private Placement) including each person known to the Company to be the beneficial owner of more than 5% of the Common Stock (excluding officers and directors), each of whom is a Selling Shareholder. Unless otherwise indicated, all shares of Common Stock are owned directly and of record and the persons so indicated have voting and investment power with respect thereto. With respect to those Selling Shareholders who are not individuals, no officer or general partner of any such shareholder has any position, office or other material relationship with the Company or its corporate predecessors during the last three years. It has been assumed that all of the shares of the Selling Shareholders so offered will be sold.


                                                                           SHARES BENEFICIALLY OWNED
                                                                         BEFORE AND AFTER OFFERING(1)
                                                                      -----------------------------------     SHARES
NAME                                      POSITION WITH COMPANY        SHARES                 PERCENT(2)      OFFERED
------------------------------------ -------------------------------- ---------------------- ------------ ---------------
EXECUTIVE OFFICERS AND
 DIRECTORS:(3)
Charles E. Bradshaw, Jr.   ......... Director                              1,810,000(4)         14.19     200,000
Allen C. Harper   .................. Chairman of the
                                     Board of Directors
                                     and Chief Executive Officer           1,347,017(5)         12.09          0
Thomas G. Rader   .................. Director                                882,581(6)          7.91          0
Raymond Monteleone   ............... President, Chief
                                     Operating Officer
                                     and Director                            204,133(7)(8)       1.80     10,800(7)
Luigi Salvaneschi    ............... Director                                103,654(4)(9)         *           0
David H. Rush  ..................... Director                                 79,414(4)            *           0
Glenn P. Michael  .................. Director                                 23,000(4)            *           0
Albert B. Aftoora .................. Director                                  4,500(4)            *           0
Donald P. Cumming    ............... Vice President,
                                     Secretary, Treasurer and
                                     Acting Chief Financial Officer           13,999(8)            *           0
Thomas E. Blayney    ............... Vice President of
                                     Operations                               13,666(8)            *           0
Pamela S. Petcash    ............... Vice President, Customer
                                     Care and Entertainment                   10,999(8)            *           0
Gordon L. Downing    ............... Vice President of Marketing
                                     and Sales                                 3,333(8)            *           0
All Executive Officers and Directors                                                                           0
as a Group (12 persons) ............                                       4,496,296            34.48

                                                         SHARES BENEFICIALLY
                                                            OWNED BEFORE
                                                            OFFERING(1)
                                                        --------------------                    SHARES
NAME                                                         SHARES(10)         PERCENT(2)    OFFERED(11)
-----------------------------------------------------   --------------------   -----------   ------------
SELLING SHAREHOLDERS:
                                                             2,178,571(12)        17.33       2,178,571
Haldrun Eckes-Chanire
11 Queen Street
Mayfair, London, UK
W1X 7PD
                                                             1,010,357(13)         8.57       1,096,071
Lancer Partners L.P.
237 Park Ave., 8th Fl.
New York, NY 10017
                                                               826,550(14)         7.42         826,550
International Capital Growth Ltd.
666 Steamboat Road
Greenwich, Ct. 06830
                                                               732,857(15)         6.31         810,000
EFO Fund, Ltd.
1111 W. Mockingbird Lane, #1400
Dallas, TX 75247
                                                               631,428(16)         5.46         685,714
Emanon Partners, L.P.
237 Park Avenue
Suite 901
New York, NY 10017
                                                               588,214(17)         5.10         588,214
Lancer Offshore, Inc.
Kaya Flamboyan 9
Curacao, Netherlands Antilles
                                                               570,000             4.95         630,000
Fairnoon Management Ltd.
11 Queenstreet Mayfair
London W1X 7PD, England
                                                               548,177             4.76         628,834
Rush & Co.
c/o Swiss American Securities, Inc.
100 Wall Street, 4th Fl.
New York, NY 10005
                                                               512,747             4.48         563,267
Rosebud Capital Growth Fund Ltd.
c/o Euro-Dutch Trust Co. (Bahamas)
Charlotte House, Charlotte St.
Nassau, Bahamas
                                                               401,888             3.53         439,625
Edgeport Nominees, Ltd.
                                                               369,000             3.24         389,571
Corner Bank, Ltd.
                                                               385,714             3.37         385,714
Caxton International Limited
                                                               325,714             2.87         360,000
Demachy Worms & Co. International, Ltd.
                                                               299,426             2.66         299,426
Alan L. Jacobs
                                                               162,857             1.45         180,000
BFI Banque De Financement & D'Investissement, Geneve
                                                               162,785             1.45         178,933
Republic National Bank of New York (Suisse) SA
                                                               155,286             1.38         169,000
Faisal Finance (Switzerland) SA
                                                               154,286             1.37         154,286
Volksbank Kufstein
                                                               146,571             1.30         162,000
Republic National Bank of New York (Luxemburg SA)
                                                               116,286             1.04         118,000
David M. Hallman, Sr.
                                                               115,714             1.03         115,714
Bank Sarasin & Co.
                                                               103,714              *           110,571
Bostar A.S.
                                                                97,281              *           101,600
James F. Ellis Trust DTD 4/11/89
                                                                89,495              *            96,942
Stanley Hollander IRA Cowen & Co. Custodian 58-03120
                                                                87,143              *            87,143
Lancer Voyager
                                                                81,429              *            90,000
Cameo Trust Corporation Limited
                                                                81,429              *            90,000
The Gifford Fund Ltd.
                                                                81,429              *            90,000
Charles L. and Donna Greenberg, JTWROS

                                                         SHARES BENEFICIALLY
                                                            OWNED BEFORE
                                                            OFFERING(1)
                                                        --------------------                    SHARES
NAME                                                         SHARES(10)         PERCENT(2)    OFFERED(11)
-----------------------------------------------------   --------------------   -----------   ------------
                                                                      81,429        *              90,000
Napier Brown Holdings Ltd.
                                                                      81,429        *              90,000
Veritas Films SA
                                                                      81,356        *              88,933
Heptagon Investments Ltd.
                                                                      77,142        *              77,142
Cass & Co.-Magnum Capital Growth Fund
                                                                      71,142        *              71,142
Lago Wernstedt
                                                                      68,123        *              74,468
Stolzoff Family Trust of 2/05/95, Martin S. Stolzoff
 and Barbara R. Stolzoff, Trustees
                                                                      67,406        *              73,422
Ronald Koenig
                                                                      65,143        *              72,000
Phillip Bibicoff
                                                                      65,143        *              72,000
C.M. Investment Nominees Limited
                                                                      65,143        *              72,000
David A. Rees
                                                                      65,071        *              70,933
P.G. Ridgwell
                                                                      56,964        *              62,467
Banque Privee Edmond De Rothschild S.A.
                                                                      56,017        *              59,308
Vital Miljo AS
                                                                      48,857        *              54,000
Bauer Family Limited Partnership
                                                                      48,857        *              54,000
Falcon Management Ltd.
                                                                      48,857        *              54,000
Fixtar Holdings, Inc.
                                                                      48,857        *              54,000
Richard B. Liroff
                                                                      48,857        *              54,000
Saracen International
                                                                      48,857        *              54,000
Tradeco Limited
                                                                      48,857        *              54,000
UOB Luxembourg S.A.
                                                                      46,250        *              46,250
Gibesgelt
                                                                      45,000        *              45,000
Euro Capital
                                                                      40,695        *              44,485
Lawrence Burstein
                                                                      38,571        *              38,571
Cass & Co.-Magnum US Equity Fund
                                                                      38,571        *              38,571
The Rogoff Family Trust dated 6/18/96
                                                                      38,571        *              38,571
Fritas A/S
                                                                      38,571        *              38,571
Kewa Invest A/S
                                                                      37,500        *              37,500
Michael S. Jacobs
                                                                      35,625        *              35,625
Michael Schaenen
                                                                      35,625        *              35,625
Christopher Fox
                                                                      35,571        *              37,285
Intergalactic Growth Fund, Inc.
                                                                      33,300        *              33,300
Brookbank Holdings, Ltd.
                                                                      32,571        *              36,000
Gary Barnett, IRA Standard/Rollover
                                                                      32,571        *              36,000
Harvey R. Brice BSSC Master Defined Contribution
 M/P Pension Plan
                                                                      32,571        *              36,000
Compass Investment Management Limited
                                                                      32,571        *              36,000
Coutts & Co. S.A.
                                                                      32,571        *              36,000
Barrie M. Damson
                                                                      32,571        *              36,000
Ernest Dorner GST Non-Exempt Trust A U/T/A 5/26/94
                                                                      32,571        *              36,000
Elmtree Corporation
                                                                      32,571        *              36,000
Milton and Irene Geller 1985 Trust
                                                                      32,571        *              36,000
Susan Greenberg
                                                                      32,571        *              36,000
Alan D. Jacobson, IRA
                                                                      32,571        *              36,000
Robert Katz
                                                                      32,571        *              36,000
Peter Barrington Kirk
                                                                      32,571        *              36,000
Morgan Steel Limited
                                                                      32,571        *              36,000
John D. Murphy

                                                          SHARES BENEFICIALLY
                                                             OWNED BEFORE
                                                             OFFERING(1)
                                                         --------------------                    SHARES
NAME                                                          SHARES(10)         PERCENT(2)    OFFERED(11)
------------------------------------------------------   --------------------   -----------   ------------
                                                                       32,571        *              36,000
Nicator S.A., Zurich
                                                                       32,571        *              36,000
Pictet & Cie
                                                                       32,571        *              36,000
Robinson Gear (Nominees) Limited A/CJ-10
                                                                       32,571        *              36,000
Stoneman Investor Partnership
                                                                       32,571        *              36,000
Terrier Finance, Inc.
                                                                       32,499        *              34,933
Ghazi Allawi
                                                                       31,497        *              32,220
Helix Investments, Ltd.
                                                                       30,010        *              30,010
Dan Purjes
                                                                       25,000        *              25,000
Kimberly A. Goguen
                                                                       24,409        *              26,485
Christopher D. Jennings
                                                                       23,700        *              25,414
Rigel AS
                                                                       22,768        *              25,003
Gary H. Stolzoff
                                                                       21,714        *              24,000
Pyramid Partners, LP
                                                                       19,286        *              21,000
Prime, Grieb & Co. Limited
                                                                       19,285        *              19,285
Aeron Marine Shipping Co.
                                                                       19,285        *              19,285
Bank Austria Sparkasse der Stadt
                                                                       19,285        *              19,285
Chase Manhattan Bank & Louise Mallory
 as Trustees for U/A Philip R. Mallory dated 11/16/75
                                                                       19,285        *              19,285
C. W. Spelke
                                                                       19,285        *              19,285
Fruit of the Loom, Inc. Senior Executive
 Officer Deferred Compensation Trust
                                                                       19,285        *              19,285
Delaware Charter Cust. Robert Zelinka, IRA
                                                                       19,285        *              19,285
Ruth Zelinka
                                                                       19,285        *              19,285
Leonard Gordon
                                                                       19,285        *              19,285
Edward Haymes
                                                                       19,285        *              19,285
Thomas P. Schmidt
                                                                       19,285        *              19,285
Strear Foods Company
                                                                       19,285        *              19,285
Ekistics Corp.
                                                                       19,285        *              19,285
Lombard Odier & Cie
                                                                       19,285        *              19,285
Skips A/S Canopus
                                                                       19,000        *              21,000
Gerald Rosen
                                                                       16,875        *              16,875
Sachem Corporate Finance Ltd.
                                                                       16,286        *              18,000
Philip Altheim
                                                                       16,286        *              18,000
Gary Barnett
                                                                       16,286        *              18,000
Denis Baylin
                                                                       16,286        *              18,000
I. Bibicoff, Inc., Pension Trust Fund
                                                                       16,286        *              18,000
Boel AS
                                                                       16,286        *              18,000
Credit Lyonnais (Suisse) SA Geneva
                                                                       16,286        *              18,000
Credit Suisse Zurich
                                                                       16,286        *              18,000
Owen H. Gassaway
                                                                       16,286        *              18,000
David Greenberg, IRA
                                                                       16,286        *              18,000
David Greenberg and Susan Greenberg,
 Trustees FBO Greenberg and Panish, a Prof. Corp.
 Def. Bene. Pension Plan 2/01/88
                                                                       16,286        *              18,000
Haaco AS
                                                                       16,286        *              18,000
Hapoalim Mayo Casa Bancaria
                                                                       16,286        *              18,000
Allan B. Hechtman, Inc., Pension Plan & Trust
                                                                       16,286        *              18,000
Allan B. and Linda S. Hechtman, JTWROS

                                                            SHARES BENEFICIALLY
                                                               OWNED BEFORE
                                                               OFFERING(1)
                                                           --------------------                    SHARES
NAME                                                            SHARES(10)         PERCENT(2)    OFFERED(11)
--------------------------------------------------------   --------------------   -----------   ------------
                                                                 16,286                *          18,000
Trustees of the Hill Oldridge Ltd. Pension Fund
                                                                 16,286                *          18,000
Nils Otto Holmen
                                                                 16,286                *          18,000
P.B. Hubbard/J.D. Boden as Trustees of the Vector Trust
                                                                 16,286                *          18,000
Svein Huse
                                                                 16,286                *          18,000
Lenard E. Jacobson, MD, PC Profit Sharing Trust
                                                                 16,286                *          18,000
Robert Jones
                                                                 16,286                *          18,000
Mazin Kamouna
                                                                 16,286                *          18,000
William A. Kamke and Dorothy S. Kamke, JTWROS
                                                                 16,286                *          18,000
A/S Kapitalutvikling
                                                                 16,286                *          18,000
Ronald Korn, IRA
                                                                 16,286                *          18,000
Pierre and Francoise Lambert
                                                                 16,286                *          18,000
Metropolitan Finance Limited
                                                                 16,286                *          18,000
John Bell Moran, Jr.
                                                                 16,286                *          18,000
Anne P. Newman and Harry Newman, Jr. JTWROS
                                                                 16,286                *          18,000
Scott Notowitz
                                                                 16,286                *          18,000
Oistein Nyberg
                                                                 16,286                *          18,000
RNB (France) Monaco
                                                                 16,286                *          18,000
Allan Rudnick, IRA
                                                                 16,286                *          18,000
J.R.L. Smith
                                                                 16,286                *          18,000
K.E. Smith
                                                                 16,286                *          18,000
Ivor Spiro
                                                                 16,286                *          18,000
Craig Taines
                                                                 16,286                *          18,000
Taines Family Limited Partnership
                                                                 16,286                *          18,000
Abraxas Partners, Ltd.
                                                                 16,247                *          16,971
Michael Morris
                                                                 16,247                *          16,971
Walter Prime
                                                                 16,213                *          16,933
Peter R. McMullin
                                                                 16,213                *          16,933
Rudnick Living Trust DTD 7/22/91
                                                                 12,500                *          12,500
John VanOrdstrand
                                                                  9,642                *           9,642
Sid Paterson
                                                                  9,642                *           9,642
Caribou Bridge Fund, LLC
                                                                  9,642                *           9,642
Thomas P. Schmidt
                                                                  9,375                *           9,375
Joseph and Lillian Matulich JTWROS
                                                                  9,375                *           9,375
Trafina Privatebank AG
                                                                  8,143                *           9,000
Magne F. Aaby
                                                                  8,143                *           9,000
Birger Dalen
                                                                  8,143                *           9,000
John Heckler
                                                                  8,143                *           9,000
Norman Leben
                                                                  8,143                *           9,000
Svein A. Loken
                                                                  8,143                *           9,000
Steven Millner
                                                                  8,143                *           9,000
Asher Plaut and Evelyn Plaut, JTWROS
                                                                  8,143                *           9,000
Svein-Erik Stiansen
                                                                  8,107                *           8,467
Bank Julius Baer & Co.
                                                                  7,414                *           7,414
Ivar Tangen Consulting AS
                                                                  5,429                *           6,000
Craig A. Blumberg
                                                                  5,429                *           6,000
Steven H. Marvin
                                                                  5,428                *           6,000
Daniel J. Marx

                                            SHARES BENEFICIALLY
                                               OWNED BEFORE
                                               OFFERING(1)
                                           --------------------                    SHARES
NAME                                            SHARES(10)         PERCENT(2)    OFFERED(11)
----------------------------------------   --------------------   -----------   ------------
                                                  5,010                *           5,010
Peter Sheib
                                                  5,000                *           5,000
Lori Shepps
                                                  4,990                *           4,990
Lawrence Rice
                                                  4,821                *           4,821
The Eli S. Franco and Carol A. Franco
 Revocable Family Living Trust
                                                  4,821                *           4,821
Richard M. Weiss & Gail L. Weiss JTWROS
                                                  4,821                *           4,821
Thomas A. Weiss & Ellen Weiss JTWROS
                                                  4,500                *           4,500
Southeast Research Partners
                                                  3,880                *           3,880
Matthew Balk
                                                  3,750                *           3,750
John T. Clarke
                                                  3,530                *           3,530
Charles Roden
                                                  3,500                *           3,500
Nancy Tarlow Barrett
                                                  2,250                *           2,250
First National Fund
                                                  1,500                *           1,500
Giant Trading Company
                                                  1,325                *           1,325
Michael Loew
                                                  1,000                *           1,000
Capital Growth International, LLC
                                                    750                *             750
Cheviot Capital
                                                    750                *             750
Value Investing Partners
                                                    750                *             750
Joelle Jacobs
                                                    500                *             500
Pellet Investments
                                                    445                *             445
Scott A. Weisman
                                                    375                *             375
Brill Securities
                                                    365                *             365
Paul Fitzgerald
                                                    290                *             290
Sherwood P. Larkin
                                                    155                *             155
Richard Sichenzio

----------------
  *  Less than 1%
 (1) Unless otherwise indicated, each shareholder has sole voting and investment power with respect to the Common Stock indicated as beneficially owned thereby.
 (2) In accordance with Rule 13d-2 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), shares that are not outstanding, but that are issuable pursuant to (i) outstanding stock options (ii) the exercise of outstanding Warrants and (iii) the conversion of the Notes, all of which are exercisable or convertible within 60 days of the date of this Prospectus, have been deemed to be outstanding for the purpose of computing the percentage of outstanding shares owned by the individual having such right, but have not been deemed outstanding for the purpose of computing the percentage for any other person. These amounts do not include the exercise of certain warrants to purchase an aggregate of 475,000 shares of Common Stock to be issued to CSXT.
 (3) Unless otherwise indicated, the address for each director is c/o First American Railways, Inc., 3700 North 29th Avenue, Hollywood, Florida 33020.

 (4) Includes 1,610,000 shares which may be issued upon the exercise of a six-year warrant.
 (5) Includes 1,345,732 shares which are owned of record by Harper Family Partnership L.P., for which Mr. Harper and his wife, Carol E. Harper, are the sole limited partners, and 1,285 shares which are owned of record by Harper Partners of Miami, Ltd., a Florida limited partnership, for which Carol E. Harper, serves as trustee.
 (6) Includes 18,000 shares which are issuable upon the exercise of currently exercisable stock options to each of Messrs. Rader, Salvaneschi and Rush, respectively, and 23,000 and 3,000 shares which are issuable upon the exercise of currently exercisable stock options to each of Messrs. Michael and Aftoora, respectively. In August and September 1997, Mr. Rader disposed of 750,000 shares (see "Recent Developments").
 (7) Includes 35,800 shares owned of record by Mr. Monteleone, (the balance represents currently exercisable stock options); a total of 10,800 of these shares are being offered hereby.
 (8) Includes 168,333 shares, 12,999 shares, 11,666 shares, 3,333 shares and 9,999 shares which are issuable to Messrs. Monteleone, Cumming, Blayney, Downing and Miss Petcash, respectively, upon the exercise of currently-exercisable stock options.
 (9) Mr. Salvaneschi serves as the trustee for a trust under an agreement dated October 19, 1993, in which name these shares are held, and for which Mr. Salvaneschi has sole voting and dispositive power.
(10) With respect to all of the Selling Shareholders, their share amounts include an aggregate of 3,295,987 shares which may be issued either upon the conversion of the Notes (or upon the exercise of the Series A Warrants which may be issued, in certain circumstances, upon the prepayment of such Notes), and an aggregate of 3,186,429 shares which may be issued upon the conversion of the Subordinated Notes.
(11) With respect to the Selling Shareholders, it has been assumed that all their Shares so offered will be sold. Further, these amounts include shares which may be issued to certain Selling Shareholders upon conversion of accrued interest payable upon their Notes.
(12) Includes an aggregate of 1,428,571 shares which may be issued upon the conversion of the Subordinated Notes.
(13) Includes an aggregate of 642,857 shares which may be issued upon the exercise of outstanding Warrants, upon the conversion of the Notes (or upon the exercise of Warrants which may be issued, in certain circumstances, upon the prepayment of the Notes) and upon the conversion of the Subordinated Notes.
(14) International Capital Growth is the Placement Agent for the Company.
(15) Includes an aggregate of 462,857 shares which may be issued upon the exercise of outstanding Warrants, and upon the conversion of the Notes (or upon the exercise of Warrants which may be issued, in certain circumstances, upon the prepayment of the Notes).
(16) Includes an aggregate of 411,428 shares which may be issued upon the exercise of outstanding Warrants, upon the conversion of the Notes (or upon the exercise of Warrants which may be issued, in certain circumstances, upon the prepayment of the Notes), and upon the conversion of the Subordinated Notes.
(17) Includes an aggregate of 385,714 shares which may be issued upon the conversion of the Subordinated Notes.

SERIES A WARRANTS:


     The following table sets forth certain information with respect to the beneficial ownership of the Company's outstanding Series A Warrants as of October 1, 1996, and as adjusted to reflect the sale of such Warrants offered by the holders thereof, none of whom hold any position with the Company and six of whom own more than 5% thereof. With respect to those selling warrantholders who are not individuals, no officer or general partner of any such warrantholder has any position, office or other material relationship with the Company or its corporate predecessors during the last three years.




                                                              BEFORE OFFERING
                                                          -----------------------    WARRANTS
NAME                                                       WARRANTS     PERCENT*     OFFERED
-------------------------------------------------------   ----------   ----------   ---------
Lancer Partner L.P.
237 Park Ave., 8th Fl.
New York, NY 10017                                         300,000           7.57   300,000
Egger & Co.
c/o The Chase Manhattan Bank N.A.
P.O. Box 1508 Church Street Station
New York, NY 10008                                         290,519           7.33   290,519
EFO Fund, Ltd.
1111 W. Mockingbird Lane, #1400
Dallas, TX 75247                                           270,000           6.81   270,000
Auric Investments Limited
24 St. Georges Street, Douglas
Isle of Man IM1 1AH                                        260,774           6.58   260,774
Fairnoon Management Ltd.
11 Queenstreet Mayfair
London W1X 7PD, England                                    210,000           5.30   210,000
Rush & Co.
c/o Swiss American Securities, Inc.
100 Wall Street, 4th Fl.
New York, NY 10005                                         208,799           5.27   208,799
Emanon Partners, L.P.                                      190,000           4.79   190,000
Rosebud Capital Growth Fund Ltd.                           176,818           4.46   176,818
Edgeport Nominees, Ltd.                                    147,333           3.72   147,333
Demachy Worms & Co. International, Ltd.                    120,000           3.03   120,000
Alan L. Jacobs                                              86,926           2.19    86,926
Faisal Finance (Switzerland) SA                             73,000           1.84    73,000
Corner Bank, Ltd.                                           72,000           1.82    72,000
BFI Banque De Financement & D'Investissement, Geneve        60,000           1.51    60,000
Republic National Bank of New York (Suisse) SA              56,519           1.43    56,519
Republic National Bank of New York (Luxemburg) SA           54,000           1.36    54,000
Gibesgelt                                                   46,250           1.17    46,250
Eurocapital                                                 45,000           1.14    45,000
Michael Schaenen                                            35,625         *         35,625
Christopher Fox                                             35,625         *         35,625
Bookbank Holdings, Ltd.                                     33,300         *         33,300
Cameo Trust Corporation Limited                             30,000         *         30,000
The Gifford Fund Ltd.                                       30,000         *         30,000
Charles L. and Donna Greenberg, JTWROS                      30,000         *         30,000
Napier Brown Holdings Ltd.                                  30,000         *         30,000
Veritas Films SA                                            30,000         *         30,000
Vital Miljo AS                                              26,894         *         26,894
Heptagon Investments Ltd.                                   26,519         *         26,519
Stanley Hollander IRA Cowen & Co. Custodian 258-03120       26,064         *         26,064

                                                                                               BEFORE OFFERING
                                                                                           -----------------------    WARRANTS
NAME                                                                                        WARRANTS     PERCENT*     OFFERED
----------------------------------------------------------------------------------------   ----------   ----------   ---------
Phillip Bibicoff                                                                            24,000          *         24,000
Bostar A.S.                                                                                 24,000          *         24,000
C.M. Investment Nominees Limited                                                            24,000          *         24,000
David A. Rees                                                                               24,000          *         24,000
Stolzoff Family Trust of 2/05/95, Martin S. Stolzoff and Barbara R. Stolzoff, Trustees      23,023          *         23,023
Ronald Koenig                                                                               21,058          *         21,058
P.G. Ridgwell                                                                               20,519          *         20,519
Banque Privee Edmond De Rothschild S.A.                                                     19,260          *         19,260
Bauer Family Limited Partnership                                                            18,000          *         18,000
Falcon Management Ltd.                                                                      18,000          *         18,000
Fixtar Holdings, Inc.                                                                       18,000          *         18,000
Richard B. Liroff                                                                           18,000          *         18,000
Saracen International                                                                       18,000          *         18,000
Tradeco Limited                                                                             18,000          *         18,000
UOB Luxembourg S.A.                                                                         18,000          *         18,000
Helix Investments, Ltd.                                                                     17,782          *         17,782
James F. Ellis Trust DTD 4/11/89                                                            15,117          *         15,117
Lawrence Burstein                                                                           13,266          *         13,266
John VanOrdstrand                                                                           12,500          *         12,500
Dean Witter Reynolds Custodian for Gary Barnett, IRA Standard/Rollover                      12,000          *         12,000
Harvey R. Brice BSSC Master Defined Contribution M/P Pension Plan                           12,000          *         12,000
Compass Investment Management Limited                                                       12,000          *         12,000
Coutts & Co. S.A.                                                                           12,000          *         12,000
Barrie M. Damson                                                                            12,000          *         12,000
Ernest Dorner GST Non-Exempt Trust A U/T/A 5/26/94                                          12,000          *         12,000
Elmtree Corporation                                                                         12,000          *         12,000
Milton and Irene Geller 1985 Trust                                                          12,000          *         12,000
Susan Greenberg                                                                             12,000          *         12,000
Jacobson, Alan D., IRA                                                                      12,000          *         12,000
Robert Katz                                                                                 12,000          *         12,000
Peter Barrington Kirk                                                                       12,000          *         12,000
Lago Wernstedt                                                                              12,000          *         12,000
Morgan Steel Limited                                                                        12,000          *         12,000
John D. Murphy                                                                              12,000          *         12,000
Nicator S.A., Zurich                                                                        12,000          *         12,000
Pictet & Cie                                                                                12,000          *         12,000
Robinson Gear (Nominees) Limited A/CJ-10                                                    12,000          *         12,000
Stoneman Investor Partnership                                                               12,000          *         12,000
Terrier Finance, Inc.                                                                       12,000          *         12,000
Prime Grieb                                                                                  9,000          *          9,000
Ghazi Allawi                                                                                 8,519          *          8,519
Pyramid Partners, LP                                                                         8,000          *          8,000
Sachem Corporate Finance, Ltd.                                                               7,500          *          7,500
Christopher D. Jennings                                                                      7,266          *          7,266
Gary H. Stolzoff                                                                             7,009          *          7,009
Gerald Rosen                                                                                 7,000          *          7,000
Abraxas Partners, Ltd.                                                                       6,000          *          6,000
Philip Altheim                                                                               6,000          *          6,000
Gary Barnett                                                                                 6,000          *          6,000

                                                                                       BEFORE OFFERING
                                                                                   -----------------------    WARRANTS
NAME                                                                                WARRANTS     PERCENT*     OFFERED
--------------------------------------------------------------------------------   ----------   ----------   ---------
Denis Baylin                                                                            6,000       *            6,000
I. Bibicoff, Inc., Pension Trust Fund                                                   6,000       *            6,000
Boel AS                                                                                 6,000       *            6,000
Credit Lyonnais (Suisse) SA Geneva                                                      6,000       *            6,000
Credit Suisse Zurich                                                                    6,000       *            6,000
Owen H. Gassaway Trustee, FBO Owen H. Gassaway Trust                                    6,000       *            6,000
David Greenberg, IRA                                                                    6,000       *            6,000
David Greenberg and Susan Greenberg, Trustees FBO Greenberg and Panish, a Prof.
Corp. Def. Bene. Pension Plan 2/01/88                                                   6,000       *            6,000
Haaco AS                                                                                6,000       *            6,000
David M. Hallman, Sr.                                                                   6,000       *            6,000
Hapoalim Mayo Casa Bancaria                                                             6,000       *            6,000
Allan B. Hechtman, Inc., Pension Plan & Trust                                           6,000       *            6,000
Allan B. and Linda S. Hechtman, JTWROS                                                  6,000       *            6,000
Trustees of the Hill Oldridge Ltd. Pension Fund                                         6,000       *            6,000
Nils Otto Holmen                                                                        6,000       *            6,000
P.B. Hubbard/J.D. Boden as Trustees of the Vector Trust                                 6,000       *            6,000
Svein Huse                                                                              6,000       *            6,000
Intergalactic Growth Fund, Inc.                                                         6,000       *            6,000
Lenard E. Jacobson, MD, PC Profit Sharing Trust                                         6,000       *            6,000
Robert Jones                                                                            6,000       *            6,000
Mazin Kamouna                                                                           6,000       *            6,000
William A. Kamke and Dorothy S. Kamke, JTWROS                                           6,000       *            6,000
A/S Kapitalutvikling                                                                    6,000       *            6,000
Ronald Korn, IRA                                                                        6,000       *            6,000
Pierre and Francoise Lambert                                                            6,000       *            6,000
Metropolitan Finance Limited                                                            6,000       *            6,000
John Bell Moran, Jr.                                                                    6,000       *            6,000
Anne P. Newman and Harry Newman, Jr. JTWROS                                             6,000       *            6,000
Scott Notowitz                                                                          6,000       *            6,000
Oistein Nyberg                                                                          6,000       *            6,000
Prime, Grieb & Co. Limited                                                              6,000       *            6,000
RNB (France) Monaco                                                                     6,000       *            6,000
Rigel AS                                                                                6,000       *            6,000
Allan Rudnick, IRA                                                                      6,000       *            6,000
J.R.L. Smith                                                                            6,000       *            6,000
K.E. Smith                                                                              6,000       *            6,000
Ivor Spiro                                                                              6,000       *            6,000
Craig Taines                                                                            6,000       *            6,000
Taines Family Limited Partnership                                                       6,000       *            6,000
Southeast Research Partners                                                             4,500       *            4,500
John T. Clarke                                                                          3,750       *            3,750
Magne F. Aaby                                                                           3,000       *            3,000
Birger Dalen                                                                            3,000       *            3,000
John Heckler                                                                            3,000       *            3,000
Norman Leben                                                                            3,000       *            3,000
Svein A. Loken                                                                          3,000       *            3,000
Steven Millner                                                                          3,000       *            3,000
Asher Plaut and Evelyn Plaut, JTWROS                                                    3,000       *            3,000

                                         BEFORE OFFERING
                                     -----------------------    WARRANTS
NAME                                  WARRANTS     PERCENT*     OFFERED
----------------------------------   ----------   ----------   ---------
Svein-Erik Stiansen                    3,000          *         3,000
First National Fund                    2,250          *         2,250
Michael Morris                         2,532          *         2,532
Walter Prime                           2,532          *         2,532
Peter R. McMullin                      2,519          *         2,519
Rudnick Living Trust DTD 7/22/91       2,519          *         2,519
Craig A. Blumberg                      2,000          *         2,000
Steven H. Marvin                       2,000          *         2,000
Daniel J. Marx                         2,000          *         2,000
Giant Trading Company                  1,500          *         1,500
Bank Julius Baer & Co.                 1,260          *         1,260
Cheviot Capital                          750          *           750
Value Investing Partners                 750          *           750
Joelle Jacobs                            750          *           750
Brill Securities                         375          *           375

----------------
*  Less than 1%


FINANCIAL ADVISORY WARRANTS:


     The following table sets forth certain information with respect to the beneficial ownership of the Advisory Warrants as of October 1, 1996, and as adjusted to reflect the sale of such Warrants offered by the holders thereof, none of whom hold any position with the Company nor own more than 5% of such warrants.




                          BEFORE OFFERING
                       ----------------------    WARRANTS
NAME                    WARRANTS     PERCENT     OFFERED
--------------------   ----------   ---------   ---------
Dan Purjes              30,010          *        30,010
Alan Jacobs             25,000          *        25,000
Kimberly A. Goguen      25,000          *        25,000
Peter Sheib              5,010          *         5,010
Lawrence Rice            4,990          *         4,990
Mathew Balk              3,880          *         3,880
Charles Roden            3,530          *         3,530
Michael Loew             1,325          *         1,325
Scott A. Weisman           445          *           445
Paul Fitzgerald            365          *           365
Sherwood P. Larkin         290          *           290
Richard Sichenzio          155          *           155

----------------
*  Less than 1%

                           DESCRIPTION OF SECURITIES


COMMON STOCK


     The authorized common stock of the Company consists of 100,000,000 shares of Common Stock, $.001 par value. Each holder of Common Stock is entitled to one vote per share on all matters on which shareholders are entitled to vote, and the holders of the Common Stock do not have preemptive rights to purchase additional shares of Common Stock or other subscription rights. The Common Stock carries no conversion rights and is not subject to redemption or to any sinking fund provisions. All shares of Common Stock are entitled to share equally in dividends from sources legally available therefor when, as and if declared by the Board of Directors and, upon liquidation or dissolution of the Company, whether voluntary or involuntary, to share equally in the assets of the Company available for distribution to shareholders after distribution of assets to creditors and holders of securities with priority over the holders of the Common Stock. The ability to pay dividends on the Common Stock is restricted, however, by the terms of the Convertible Secured Notes of the Company (described below) and the Notes offered hereby. All outstanding shares of Common Stock are validly authorized and issued, fully paid and nonassessable, and all shares to be sold and issued as contemplated hereby will be validly authorized and issued, fully paid and nonassessable.


SERIES A REDEEMABLE WARRANTS


     The following is a brief summary of certain provisions of the Series A Redeemable Warrants ("Series A Warrants"), but such summary does not purport to be complete and is qualified in all respects by reference to the actual text of the subject warrant certificates, a specimen of which is available at the Company's offices. There are 3,962,773 Series A Warrants currently outstanding.



     Each Series A Warrant entitles the registered holder to purchase one share of Common Stock at an initial exercise price of $3.50 per share (subject to adjustment for stock splits, combinations and reclassifications and certain anti-dilution provisions) at any time prior to redemption from the date of issuance (April 26 or May 9, 1996) until two years thereafter. The exercise price of each Series A Warrant bears no relationship to any objective criteria of value and should in no event be regarded as an indication of any future market price of the securities offered hereby. Provided that the applicable Circumstances exist (described below), all, but not less than all, of the Series A Warrants may be redeemed by the Company at $.10 per share on thirty days' notice at any time, but only after October 26, 1996 and if the market price (as described below) for the Common Stock exceeds $5.00 per share. The "Circumstances" shall exist if (i) the subject securities underlying the Series A Warrants are registered under the Securities Act and applicable state "blue sky" laws, (ii) a current Prospectus is then available for the sale of the securities, and (iii) the closing bid price of the Common Stock as reported by Nasdaq, the OTC Bulletin Board, or such other market on which the Common Stock is then traded, exceeds $5.00 per share for the twenty consecutive trading days ending on the fifth trading day prior to the date of the notice of redemption or prepayment, as the case may be.


     Each Series A Warrant may be exercised by surrendering the warrant certificate, with the subscription form attached to the warrant certificate properly completed and executed, together with payment of the exercise price. The Series A Warrants may be exercised in whole or from time to time in part. If less than all of the Warrants evidenced by a warrant certificate are exercised, a new warrant certificate will be issued for the remaining number of Series A Warrants.


     The Series A Warrants do not confer upon the holders thereof any voting, dividend or other rights as shareholders of the Company.


     The Series A Warrants are not exercisable unless, at the time of the exercise, (i) the Company has a current Prospectus covering the shares of Common Stock issuable upon the exercise of such warrants, and such shares have been registered, or qualified under the securities laws of the state of residence of the exercising holder of such warrants, unless such exercise is deemed to be exempt under federal and applicable state securities laws.

FINANCIAL ADVISORY WARRANTS


     The following is a brief summary of certain provisions of the Financial Advisory Warrants ("Advisory Warrants"), but such summary does not purport to be complete and is qualified in all respects by reference to the actual text of the warrant certificates, a specimen of which is available at the Company's offices. There are 100,000 Advisory Warrants currently outstanding.


     Each Advisory Warrant entitles the registered holder to purchase one share of Common Stock at an initial exercise price of $2.50 per share (subject to adjustment for stock splits, combinations and reclassifications) at any time for a period of five years from the date of issuance (February 1996). The exercise price of each Advisory Warrant bears no relationship to any objective criteria of value and should in no event be regarded as an indication of any future market price of the securities offered hereby.


     Each Advisory Warrant may be exercised by surrendering the warrant certificate, with the subscription form attached to the warrant certificate properly completed and executed, together with payment of the exercise price. The Advisory Warrants may be exercised in whole or from time to time in part. If less than all of the Warrants evidenced by a warrant certificate are exercised, a new warrant certificate will be issued for the remaining number of Advisory Warrants.


     The Advisory Warrants do not confer upon the holders thereof any voting, dividend or other rights as shareholders of the Company.


     The Advisory Warrants are not exercisable unless, at the time of the exercise, the Company has a current Prospectus covering the shares of Common Stock issuable upon the exercise of such warrants, and such shares have been registered, or qualified under the securities laws of the state of residence of the exercising holder of such warrants, unless such exercise is deemed to be exempt under federal and applicable state securities laws.

                              PLAN OF DISTRIBUTION


     This Prospectus covers the sale of Shares and Warrants by the Selling Shareholders. See "Principal and Selling Shareholders." Any distribution of the Shares by the Selling Shareholders, or by their pledgees, donees, transferees or other successors in interest, may be effected from time to time in one or more of the following transactions: (a) to underwriters who will acquire securities for their own account and resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale (any public offering price and any discount or concessions allowed or reallowed or paid to dealers may change from time to time); (b) through brokers, acting as principal or agent, in transactions (which may involve block transactions) on the Nasdaq SmallCap Market or on one or more exchanges on which the securities are then listed, in special offerings, exchange distributions pursuant to the rules of the applicable exchanges or in the over-the-counter market, or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices; (c) directly or through brokers or agents in private sales at negotiated prices; or (d) by any other legally available means.


     The Company will not receive any proceeds from the sale of the Shares and Warrants offered hereby. The aggregate proceeds to the Selling Shareholders from the securities offered hereby will be the offering price less applicable commissions or discounts, if any. There is no assurance that the Selling Shareholders will sell any of the securities offered hereby.


     The Selling Shareholders and such underwriters, brokers, dealers or agents, upon effecting a sale of securities, may be considered "underwriters" as that term is defined in the Securities Act. Sales effected through agents, brokers or dealers will ordinarily involve payment of customary brokerage commissions although some brokers or dealers may purchase such shares as agents for others or as principals for their own account. The Selling Shareholders will pay any sales commissions or other sellers' compensation applicable to such transactions. A portion of any proceeds of sales and discounts, commissions or other sellers' compensation may be deemed to be underwriting compensation for purposes of the Securities Act.


     Pursuant to applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), any person engaged in the distribution of the securities offered hereby may not simultaneously engage in market making activities for the Common Stock for a period of two business days prior to the commencement of such distribution. In addition, each Selling Shareholder and any other person who participates in a distribution of the securities will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Rules 10b-2, 10b-6 and 10b-7, which provisions may limit the timing of purchases and may affect the marketability of the securities and the ability of any person to engage in market making activities for the Common Stock.


     At the time a particular offering of securities is made, to the extent required, a Prospectus supplement will be distributed which will set forth the number of securities being offered and the terms of the offering, including the purchase price or the public offering price, the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriters for securities purchased from the Selling Shareholders, any discounts, commissions and other items constituting compensation from the Selling Shareholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers.


     In order to comply with the securities laws of certain states, if applicable, the securities will be sold in such jurisdictions, if required, only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless the securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and the conditions of such exemption have been satisfied. The Company has agreed that it will bear all costs, expenses and fees in connection with the registration or qualification of the securities under federal and state securities laws. The Company and each Selling Shareholder have agreed to indemnify each other and certain other persons against certain liabilities in connection with the offering of the securities, including liabilities arising under the Securities Act.

                                 LEGAL MATTERS


     The validity of the securities being offered hereby will be passed upon for the Company by Adorno & Zeder, P.A., Miami, Florida. Dennis J. Olle, a shareholder of that firm, is the beneficial owner of 1,714 shares of the Common Stock of the Company.




                                    EXPERTS


     The financial statements of the Company included in this Prospectus for the year ended December 31, 1996, eight months ended December 31, 1995, and for the cumulative period from February 14, 1994 (incorporation) through December 31, 1996, has been audited by BDO Seidman LLP, independent certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein and is included in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.


     The financial statements of D&SNG included in this Prospectus for the years ended December 31, 1996 and 1995, have been audited by BDO Seidman LLP, independent certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein and is included in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.


     On May 6, 1996, the Company's Board of Directors voted to engage BDO Seidman, LLP to act as the Company's independent certified public accountants, thereby discharging Hansen, Barnett & Maxwell, P.C. (Salt Lake City, UT). The former accountants' reports for the Company's last two fiscal years prior to their termination did not contain any adverse opinion, or disclaimer of opinion, nor were any such reports modified as to uncertainty, audit scope or accounting principles. There have been no disagreements between the Company and the former accountants with regard to any matters which would have caused such accountants to make reference to the subject matter thereof with their report.